Exhibit 5.1

January 7, 2019

SMTC Corporation

7050 Woodbine Ave, Suite 300

Markham, Ontario, Canada L3R 4G8

Re: Registration Statement on Form S-3 Filed by SMTC Corporation

Ladies and Gentlemen:

We have acted as counsel to SMTC Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form S-3 (the “Registration Statement”) for the registration of the sale from time to time by certain stockholders of the Company identified in the Registration Statement, of up to 630,920 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of Warrants to Purchase Common Stock, dated as of November 8, 2018 (collectively, the “Warrants”), that were sold and issued by the Company in a private placement transaction pursuant to that certain Subscription Agreement, dated as of November 8, 2018, by and among the Company and the subscribers identified therein (the “Subscription Agreement”).

In our capacity as counsel to the Company, we have examined or are otherwise familiar with the Company’s Certificate of Incorporation and Bylaws, as amended, the Registration Statement, such of the corporate proceedings as have occurred prior to or as of the date hereof, and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. For purposes of the opinions expressed below, we also assume that: (a) the Registration Statement and any amendments or prospectus supplements relating thereto shall have become and be effective pursuant to timely filings under the Securities Act; (b) a prospectus supplement describing each class and series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and the Rules, will be timely filed with the Commission; (c) the Warrant Shares issuable upon exercise of any of the Warrants will have been duly authorized and reserved for issuance (within the limits of the then remaining authorized but unreserved and unissued amounts of Common Stock), and duly executed and delivered and validly issued, as the case may be; and (d) at the time of issuance and sale of any of the Warrant Shares, the terms of the Warrant Shares, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

SMTC CORPORATION
January 7, 2019

Based on and subject to the foregoing, we are of the opinion that the Warrant Shares (issued upon the exercise of the Warrants pursuant to the terms thereof), when issued, sold and delivered by the Company in the manner and for the consideration stated in the Registration Statement (including any amendments thereto) and any prospectus supplements relating thereto, and as contemplated by the applicable corporate proceedings, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)

Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)

We express no opinion as to enforceability of any right or obligation to the extent such right and obligation is subject to and limited by: (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)

We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Delaware and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours, /s/ Perkins Coie LLP PERKINS COIE LLP